STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into as of this 9th day of October, 2003, by and among First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("Fund VII") and First Reserve Fund VIII, L.P., a Delaware limited partnership ("Fund VIII," and with Fund VII, "Sellers"), on the one hand, and LB I Group Inc. ("Buyer"), on the other hand.

     WHEREAS, Fund VII is owner of 12,345 shares (the "Fund VII Shares") of the Series B Convertible Preferred Stock, par value $0.01 per share ("Preferred Stock") of TransMontaigne Inc., a Delaware corporation (the "Company"), as such Preferred Stock is described in the TransMontaigne Inc. Certificate of Designations of Series B Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on July 15, 2002 (the "Certificate");

     WHEREAS, Fund VIII is the owner of 19,750 shares of Preferred Stock (the "Fund VIII Shares" and with the Fund VII Shares, the "Shares"); and

     WHEREAS, Sellers desire to sell and transfer the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, Sellers and Buyer agree as follows:

1.   PURCHASE AND SALE OF SHARES.
     ---------------------------

     1.1 CALCULATION OF PURCHASE PRICE. On the terms and conditions set forth herein, at the Closing, the Sellers will sell the Shares to Buyer, free and clear of all liens, pledges, encumbrances and claims whatsoever, and Buyer will purchase the Shares from Sellers. The per share purchase price for the Shares (the "Per Share Price") shall be equal to (a) $920.00 plus (b) the cash amount of dividends on a Share that are accrued (whether or not declared) in accordance with the terms of Section 2(a)(i) of the Certificate but that remain unpaid as of the Closing Date.

     1.2 CLOSING; PURCHASE AND SALE OF SHARES. The closing of the transaction herein contemplated (the "Closing") shall take place at the offices of First Reserve Corporation, One Lafayette Place, Greenwich, Connecticut 06830. The Closing shall take place immediately following satisfaction or waiver of the conditions set forth in Section 1.3 (the "Closing Date"). At the Closing, Sellers shall transfer the Shares by delivering to Buyer certificates representing the Shares, together with duly executed stock powers. At the Closing, Buyer shall pay to Fund VII the sum equal to the Per Share Price multiplied by the number of Fund VII Shares, and shall pay to Fund VIII the sum equal to the Per Share Price multiplied by the number of Fund VIII Shares (collectively with the amount paid to Fund VII, the "Purchase Price"). Assuming the Closing Date is on the date hereof, the Per Share Price will be equal to $921.50, resulting in total consideration of $11,375,917.50 payable to Fund VII, and $18,199,625.00 payable to Fund VIII. Payments of the Purchase Price shall be made in cash by wire transfers to accounts of Sellers specified in advance of the Closing Date.

     1.3 CONDITIONS TO CLOSING.

          (a) The obligation of Buyer to consummate the purchase and sale of the Shares as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived in writing:

               (i) no preliminary or permanent injunction or other order of any court or other governmental entity shall be in effect or threatened nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any governmental entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement; and no suit, action, claim, proceeding or investigation before any governmental entity shall have been commenced or threatened by any person or entity seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful;

               (ii) the representations and warranties of each Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of each Seller to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects;

               (iii) the 15-day advance notice provisions of Section 10(a) of the Certificate (the "Advance Notice") shall have been satisfied by Sellers, or waived by the Company pursuant to the Letter Agreement (defined below);

               (iv) there shall not have been any event or occurrence that has or is reasonably likely to have a material adverse effect on the business, operations, assets, properties, prospects or material customer relationships of the Company;

               (v) Buyer shall have received an executed letter agreement from the Company, in the form attached hereto as Exhibit A (the "Letter Agreement"), which Letter Agreement shall contain, among other things, the Company's agreement and acknowledgement (the "Recapitalization Agreement") to the effect that for all purposes of the Preferred Stock Recapitalization Agreements, dated June 27, 2002, between the Company and each of Fund VII and Fund VIII (the "Preferred Stock Recapitalization Agreements," together with the Stockholders' Agreement (defined below) and the Registration Rights Agreement (defined below), the "Investor Documents") (i) Buyer is the "Investor" and an "Institutional Investor" (each as defined in the Preferred Stock Recapitalization Agreements) and (ii) Buyer has all of the rights of the "Investor" and an "Institutional Investor" under the Preferred Stock Recapitalization Agreements, including without limitation such rights provided in Sections 4, 7.1, 7.2, 7.3, 7.4, 7.5, 10, 11 and 13 thereof;

               (vi) Seller shall have caused one of its designees ("Seller Designee") serving as a member of the board of directors of the Company (the "Board") to resign as a member of the Board;

               (vii) A majority of the members of the Board, immediately after the resignation of Seller Designee, shall have duly elected David Butters or such other designee of Buyer as Buyer may determine to serve as a member of the Board in accordance with the certificate of incorporation and by-laws of the Company and such election shall be evidenced by a consent in writing, which consent shall have been delivered to Buyer;

               (viii) Each party to the Stockholders' Agreement, dated June 28, 2002, among the Company, various investors, including Sellers, and certain employees of the Company (the "Stockholders' Agreement"), shall have executed and delivered to Buyer a written consent (the "Stockholders' Consent") in a form satisfactory to Buyer to the effect that such party agrees and acknowledges that for all purposes of the Stockholders' Agreement (i) Buyer is an "Investor" and a member of the "Investor Group" (each as defined in the Stockholders' Agreement"),
     (ii) the Shares are "Investor Shares" (as defined in the Stockholders' Agreement), (iii) for purposes of the calculation required by Section 3 of the Stockholders' Agreement, so long as the Shares are owned beneficially by Buyer or its affiliates, the Shares shall be treated as though they continued to be beneficially owned by the original Investors (as defined in the Stockholders' Agreement) and (iv) Buyer has all of the rights of the "Investor" and a member of the "Investor Group" under the Stockholders' Agreement, including without limitation such rights provided in Sections 2 and 3 thereof; and

               (ix) The Company and the holders of two-thirds of the Registrable Securities (as defined in the Amended and Restated Preferred Stock Investor Registration Rights Agreement, dated June 28, 2002, among the Company and various investors, including Fund VII and Fund VIII (the "Registration Rights Agreement")), together with the requisite parties to the Company's Amended and Restated Institutional Investor Registration Rights Agreement, dated as of June 27, 2002, and the requisite parties to the Company's Amended and Restated Louis Dryfus Corporation Registration Rights Agreement, dated as of June 27, 2002, shall have executed and delivered to Buyer a written consent (the "Registration Rights Consent") in a form satisfactory to Buyer to the effect that such party agrees and acknowledges that for all purposes of the Registration Rights Agreement (i) Buyer is a "Series B Investor" and a "Preferred Stock Investor" (each as defined in the Registration Rights Agreement), (ii) the Shares are "Registrable Securities" and "Series B Investor Shares" (each as defined in the Registration Rights Agreement) and (iii) Buyer has all of the rights of a "Series B Investor" and "Preferred Stock Investor" under the Registration Rights Agreement, including without limitation such rights provided in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 thereof.

          (b) The obligation of Sellers to consummate the purchase and sale of the Shares as contemplated hereby is subject to the satisfaction on or before the Closing Date of the conditions set forth below, any of which may be waived in writing:

               (i) no preliminary or permanent injunction or other order of any court or other governmental entity shall be in effect or threatened nor shall there be in effect any statute, rule, regulation or executive order promulgated or enacted by any governmental entity that, in any such case, prevents the consummation of the transactions contemplated by this Agreement; and no suit, action, claim, proceeding or investigation before any governmental entity shall have been commenced or threatened by any person or entity seeking to prevent the sale of the Shares or asserting that the sale of all or a portion of the Shares would be unlawful;

               (ii) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date; and each and all of the agreements and covenants of Buyer to be performed or complied with by it on or before the Closing Date pursuant to this Agreement shall have been performed or complied with in all respects; and

               (iii) the Advance Notice shall have been satisfied by Sellers, or waived by the Company.

     1.4 TERMINATION. The obligations of the parties to close the transactions contemplated by this Agreement may be terminated:

          (a) at any time, by mutual consent of the Sellers and Buyer;

          (b) by Buyer, if it is not in material breach of this Agreement and any of the conditions set forth in 1.3(a) are incapable of being satisfied prior to October 31, 2003 (the "Termination Date"); or

          (c) by Buyer or Sellers, if the terminating party is not in material breach of this Agreement and the Closing Date has not occurred by the Termination Date.

          If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of this Section 1.4, then this Agreement shall forthwith become void and there shall not be any liability or obligation with respect to the terminated provisions of this Agreement on the part of the Sellers or Buyer except and to the extent such termination results from the willful breach by a party of any of its representations, warranties or agreements hereunder.

2.   REPRESENTATIONS AND WARRANTIES.
     ------------------------------

     2.1    BY SELLERS    The Sellers represent and warrant to Buyer that:

          (a) Power, Authority, Etc. Each Seller has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. Each Seller's execution, delivery and performance of this Agreement has been duly authorized by all requisite action. This Agreement will, when executed and delivered by each Seller, constitute the legal, valid and binding obligation of that Seller, enforceable in accordance with its terms.

          (b) Ownership of Shares. The Shares are validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, proxies, taxes, rights (including rights of first offer and tag along rights) or other encumbrances, and not subject to pre-emptive, participation or similar rights of the stockholders of the Company or others. Each Seller is the record and beneficial owner of the Shares attributed to it in the Recitals to this Agreement and, upon Closing, each Seller is transferring the Shares attributed to it in the Recitals to Buyer free and clear of all liens, proxies, taxes, mortgages, pledges, security interests, restrictions, agreements with respect to voting, prior assignments, encumbrances, options, rights (including rights of first refusal and tag-along rights) and claims of any kind or nature whatsoever, except as set forth in the Certificate, this Agreement, any Investor Document or the Letter Agreement. Promptly following execution of this Agreement, Sellers will deliver the Advance Notice to the Company.

          (c) Conflicting Agreements and Charter Provisions. Neither the execution and delivery of this Agreement nor the fulfillment of and compliance with the terms and provisions hereof will conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of the Certificate, either Seller's certificate of incorporation or by-laws (or any similar document of corporate governance) or any mortgage, agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which either Seller or any of its respective properties is subject.

          (d) Governmental Consents, Etc. Except for any notification that may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, neither Seller is required to obtain any consent, approval or authorization of, or to make any declaration or filing with, any governmental authority as a condition to or in connection with the valid execution, delivery and performance of this Agreement, or the performance by the Sellers of their obligations in respect thereof.

          (e) Form 10-K. To the actual knowledge of the Sellers, the information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2003 (the "10-K"), as filed with the Securities and Exchange Commission on September 29, 2003, was true and correct in all material respects as of the date of its filing and, as of such date, the 10-K did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The "actual knowledge" of Sellers shall mean the actual conscious knowledge of Ben Guill or John Hill, and specifically excludes any facts of which Messrs. Guill or Hill reasonably should have been aware, whether as the result of due inquiry or otherwise.

          Except as set forth above, Sellers are making no representations or warranties, express or implied, of any nature regarding the Company, the Shares or the transactions contemplated hereby.

     2.2  BY BUYER.

          (a) Buyer represents and warrants to Sellers that Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, that Buyer's execution, delivery and performance of this Agreement has been duly authorized by all requisite action on the part of Buyer and that this Agreement will, when executed and delivered by Buyer, constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

          (b) Buyer represents and warrants to each Seller that Buyer is an "accredited investor" as defined in the rules promulgated under Securities Act of 1933, as amended (the "Act"), that the Shares are being acquired for investment purposes and not with a view to, or in connection with, the sale or distribution thereof, and that Buyer understands that the sale of the Shares to Buyer has not been registered under the Act. Buyer acknowledges that upon consummation of the transactions contemplated by this Agreement, the Shares will be "restricted securities" within the meaning of Rule 144(a)(3) under the Act. Buyer agrees that it will not sell or otherwise dispose of any Shares or equity securities received upon the conversion thereof unless the sale or disposal of such securities has been registered under the Act or such sale or disposal is made pursuant to an applicable exemption from such registration requirements. Buyer agrees that the certificate or certificates representing the Shares shall bear a legend that such shares have not been registered under the Act or any state securities laws and any additional legend required under any of the Investor Documents assigned to Buyer. Buyer agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop transfer" instructions to its transfer agent, unless Buyer's proposed transfer is in compliance with applicable securities laws, for purposes of the foregoing. Buyer acknowledges that the Company shall not be required (i) to transfer on its books any Shares that are or have been sold or otherwise transferred in violation of any of the provisions of this Agreement or any Investor Document to which Buyer is or becomes a party or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any transferee(s) to whom such Shares may have been so transferred.

          (c) Buyer represents that it is a sophisticated investor and has sufficient knowledge and information available to it with regard to any investment decision in respect of the Shares.

3. SELLERS' COVENANTS AND AGREEMENTS. Each Seller hereby agrees and acknowledges (x) that for all purposes of the Stockholders' Agreement (i) Buyer is an "Investor" and a member of the "Investor Group" (each as defined in the Stockholders' Agreement"), (ii) the Shares are "Investor Shares" (as defined in the Stockholders' Agreement), (iii) for purposes of the calculation required by Section 3 of the Stockholders' Agreement, so long as the Shares are owned beneficially by Buyer or its affiliates, the Shares shall be treated as though they continued to be beneficially owned by the original Investors (as defined in the Stockholders' Agreement) and
(iv) Buyer has all of the rights of the "Investor" and a member of the "Investor Group" under the Stockholders' Agreement, including without limitation such rights provided in Sections 2 and 3 thereof and (y) that for all purposes of the Registration Rights Agreement (i) Buyer is a "Series B Investor" and a "Preferred Stock Investor" (each as defined in the Registration Rights Agreement), (ii) the Shares are "Registrable Securities" and "Series B Investor Shares" (each as defined in the Registration Rights Agreement) and (iii) Buyer has all of the rights of a "Series B Investor" and "Preferred Stock Investor" under the Registration Rights Agreement, including without limitation such rights provided in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 thereof.

4.   MISCELLANEOUS.
     -------------

     4.1 REASONABLE BEST EFFORTS. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 1.3.

     4.2 AMENDMENT; WAIVER. This Agreement, together and the other documents specifically contemplated herein to be delivered in connection herewith constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior oral and written agreements and understandings regarding the same. This Agreement may only be amended by a writing duly executed by all of the parties hereto. No waiver of any provision of this Agreement shall be binding upon any party unless the waiver is in writing and signed by the parties hereto. The waiver by any party of a breach of any provision under this Agreement shall not operate or be construed as a waiver of any subsequent similar or other breach hereof.

     4.3 GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF THAT WOULD APPLY THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION.

     4.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors and permitted assigns. No party hereto may assign any of its rights hereunder to another party without the prior written consent of the other party hereto; provided that, each party hereto may assign its rights hereunder without such consent if such assignment is made to an affiliate of such assigning party.

     4.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     4.6 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be deemed validly given, made or served if in writing and delivered personally or sent by certified mail, postage prepaid, or by overnight courier, or by telecopier to the address set forth opposite the receiving party's signature hereto, or to such other address as shall be furnished in writing by any party to the others.

     4.7 FURTHER ASSURANCES. The Sellers agree to cooperate with Buyer, and at Buyer's request, to execute and deliver any further instruments (and to cause any further instruments to be executed and delivered by any third party, including without limitation the Company) as Buyer may reasonably request in order to carry out the intent of the parties hereunder.

     4.8 CONFIDENTIALITY. The Buyer shall not disclose any confidential information provided by Sellers to Buyer in connection with the transactions contemplated hereby to any party except Buyer's representatives, employees, affiliates and agents ("Representatives") . Buyer shall not use the confidential information to purchase or sell any equity securities of the Company in violation of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3.8, the term "confidential information" shall not include any information that (a) is or becomes public knowledge other than as a result of the disclosure of such information by Buyer in a manner prohibited hereunder; (b) was received by the Buyer through a third party (other than the Company or its affiliates) that, to the knowledge of the Buyer, had the right to disclose the confidential information to Buyer; (c) was in the Buyer's possession prior to disclosure hereunder and was not acquired, directly or indirectly, from any person or entity in a relationship of trust with the Company with respect to such confidential information; (d) in connection with any litigation to which Buyer may be a party; or (e) is required by applicable federal, state, or local law, rule, or regulation or requested by or demanded of any judicial, regulatory or administrative agency to be disclosed by the Buyer or its Representatives.

        [Remainder of Page Intentionally Blank - Signatures Follow]

        IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first above written.

SELLERS

FIRST RESERVE FUND VII, LIMITED PARTNERSHIP
    By: First Reserve GP VII, L.P., its General Partner
        By: First Reserve Corporation, its General Partner

By:     /s/ Thomas R. Denison           Address:    One Lafayette Place
Name:   Thomas R. Denison                           Greenwich, CT 06830
Title:  Managing Director                           Fax: 203.661.6729


FIRST RESERVE FUND VIII, L.P.
    By: First Reserve GP VIII, L.P., its General Partner
        By: First Reserve Corporation, its General Partner


By:     /s/ Thomas R. Denison           Address:     One Lafayette Place
Name:   Thomas R. Denison                            Greenwich, CT 06830
Title:  Managing Director                            Fax: 203.661.6729


BUYER

LB I GROUP INC.

By:     /s/ Fred Steinberg              Address:     399 Park Avenue, 9th Floor
Name:   Fred Steinberg                               New York, NY 10022
Title:    Vice President                             Attention: Fred Steinberg



                SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

                          Form of Letter Agreement

                                   [date]

LB I Group Inc.
399 Park Avenue, 9th Floor
New York, NY 10022

     Re:    Transfer of Series B Convertible Preferred Stock ("Series B Stock")

Ladies and Gentlemen:

     This Letter Agreement is being delivered to you as a condition to the transfer of 32,095 shares (the "Shares") of the Series B Stock of TransMontaigne, Inc., a Delaware corporation (the "Company), from First Reserve Fund VII, Limited Partnership, a Delaware limited partnership ("Fund VII") and First Reserve Fund VIII, L.P., a Delaware limited partnership ("Fund VIII" and with Fund VII, the "Sellers") to LB I Group Inc. (the "Buyer"), pursuant to the Stock Purchase Agreement, dated October 9, 2003, by and among Buyer and the Sellers (the "Purchase Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement.

     The Company and Buyer hereby agree as follows:

          (a) The Company agrees and acknowledges that for all purposes of the Preferred Stock Recapitalization Agreements (i) Buyer is the "Investor" and an "Institutional Investor" (each as defined in the Preferred Stock Recapitalization Agreements) and (ii) Buyer has all of the rights as the "Investor" and an "Institutional Investor" under the Preferred Stock Recapitalization Agreements, including without limitation such rights provided in Sections 4, 7.1, 7.2, 7.3, 7.4, 7.5, 10, 11 and 13 thereof.

          (b) The Company agrees and acknowledges that for all purposes of the Stockholders' Agreement (i) Buyer is an "Investor" and a member of the "Investor Group" (each as defined in the Stockholders' Agreement"), (ii) the Shares are "Investor Shares" (as defined in the Stockholders' Agreement"), (iii) for purposes of the calculation required by Section 3 of the Stockholders' Agreement, so long as the Shares are owned beneficially by Buyer or its affiliates, the Shares shall be treated as though they continued to be beneficially owned by the original Investors (as defined in the Stockholders' Agreement) and (iv) Buyer has all of the rights of an "Investor" and a member of the "Investor Group" under the Stockholders' Agreement, including without limitation such rights provided in Sections 2 and 3 thereof.

          (c) The Company agrees and acknowledges that for all purposes of the Registration Rights Agreement (i) Buyer is a "Series B Investor" and a "Preferred Stock Investor" (each as defined in the Registration Rights Agreement), (ii) the Shares are "Registrable Securities" and "Series B Investor Shares" (each as defined in the Registration Rights Agreement) and
(iii) Buyer has all of the rights of a "Series B Investor" and a "Preferred Stock Investor" under the Registration Rights, including without limitation such rights provided in Sections 2.1, 2.2, 2.3, 2.4 and 2.5 thereof.

          (d) The Company shall use its best efforts to obtain any and all other consents necessary or advisable to consummate the transactions contemplated by the Purchase Agreement and the granting of rights to Buyer contemplated by paragraphs (a) through (c) above (the "Consents"), including without limitation, (i) recommending that all of the parties (the "Parties") to the Stockholders' Agreement and the Registration Rights Agreement promptly execute and deliver to Buyer the Stockholders' Consent and the Registration Rights Consent, (ii) promptly and diligently contacting all Parties in order to obtain the Consents and deliver or cause to be delivered the Consents to Buyer and (iii) proceeding diligently to obtain the Consents. The Company will execute any and all documents and instruments and take any and all actions reasonably requested by Buyer to give effect to the transactions contemplated by the Purchase Agreement.

          (e) If any of the Consents are incapable of being delivered to Buyer, or in any event are not obtained for any reason, by October 9, 2003, at the request of Buyer, the Company shall grant to Buyer rights with respect to the Shares that are substantially equivalent to the rights held by the Sellers immediately prior to the consummation of the transactions contemplated by the Purchase Agreement, to the extent the grant of such rights would not breach any material agreement between the Company and any stockholder of the Company.

          (f) The Company hereby agrees that, upon consummation of the transactions contemplated by the Purchase Agreement, the Company will take all such actions that are necessary or advisable in order to cause David Butters, or such other designee of Buyer as Buyer may determine ("Buyer Designee") to be elected as a member of the Board, and thereafter will include Buyer Designee on the slate of directors recommended by the Company, and will oppose any proposal to remove Buyer Designee, at each meeting of stockholders at which the election or removal of directors is on the agenda until such time (the "Board Termination Event") as Buyer no longer beneficially owns at least ___% of the Company's common stock on a fully-diluted basis. Upon the occurrence of the Board Termination Event, Buyer will cause Buyer Designee to resign from the Board.

          (g) The Company represents and warrants to Buyer that::

               (i) Upon the conversion of any of the Shares into shares of the Company's common stock, par value $.01 per share ("Common Shares"), in accordance with Section 5 of the Certificate, such Common Shares shall be validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, taxes, proxies, rights (including rights of first offer and tag along rights) or other encumbrances, and not subject to pre-emptive, participation or similar rights of the stockholders of the Company or others. The Common Shares issuable upon conversion of the Shares have been validly reserved for issuance.

               (ii) At October 9, 2003, the authorized capital stock of the Company consists of (i) 80,000,000 Common Shares, of which [40,663,447] shares are validly issued and outstanding, fully paid and nonassessable, and (ii) 2,000,000 shares of the Company's preferred stock, par value $.01 per share, of which (A) 250,000 are designated series A convertible preferred stock, par value $0.01 per share, of the Company, of which [24,421] shares are validly issued and outstanding, fully paid and nonassessable and (B) 100,000 are designated as series B redeemable convertible preferred Stock, of which [72,890] are validly issued and outstanding, fully paid and nonassessable. Other than with respect to the Investor Documents or as disclosed in the 10-K, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound relating to the issuance, repurchase or transfer of any shares of capital stock or options, warrants or rights to purchase or acquire any shares of capital stock of the Company or any of its subsidiaries or relating to the voting of any shares of capital stock of the Company or any of its subsidiaries.

               (iii) The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's certificate of incorporation, the laws of its state of incorporation or the laws of any other state which is or could become applicable to Buyer, and that would be adverse to Buyer, as a result of the transactions contemplated by the Purchase Agreement, including without limitation the Sellers' sale of the Shares and Buyer's ownership of the Shares.

          (h) The Company has received the Advance Notice from Sellers, and hereby waives any requirement that additional time pass prior to the consummation of Sellers' sale of the Shares to Buyer.

        [Remainder of Page Intentionally Blank - Signatures Follow]

     When accepted by you, this Letter Agreement will constitute the agreement of the Company and Buyer with respect to the foregoing. Please indicate your acceptance be signing in the space provided below.

                                            Very truly yours,


                                            -----------------------------------
                                            [title]

AGREED AND ACCEPTED:

LB I GROUP INC.

By:
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Name:
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Title:
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Date:
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